FOR IMMEDIATE RELEASE:

Investor Contact:
Tom Line-Chief Financial Officer
614-255-5989 (tline@diamond-hill.com)

DIAMOND HILL INVESTMENT GROUP, INC. REPORTS RESULTS FOR
FIRST QUARTER 2019

Columbus, Ohio - May 1, 2019 - Diamond Hill Investment Group, Inc. (the "Company," "we," "our") (NASDAQ:DHIL) today reported unaudited results for the quarter ended March 31, 2019 and filed its Form 10-Q.

Selected Income Statement Data
(in thousands, except per share figures)

	Three Months Ended March 31,
	2019	2018	Change
Revenues:
Investment advisory	$30,513	$34,631	(12)%
Mutual fund administration, net	2,066	3,151	(34)%
Total revenue	32,579	37,782	(14)%
Operating expenses	21,445	19,578	10%
Net operating income	11,134	18,204	(39)%
Investment income (loss), net	14,285	(1,560)
Income before taxes	25,419	16,644	53%
Income tax expense	(5,863)	(3,702)	58%
Net income	19,556	12,942	51%
Net (income) loss attributable to redeemable noncontrolling interest	(2,623)	47
Net income attributable to common shareholders	$16,933	$12,989	30%

Earnings per share attributable to common shareholders - diluted	$4.84	$3.72	30%

Selected Balance Sheet Data
(in thousands, except per share figures)

	As Of
	March 31, 2019	December 31, 2018
Total cash and corporate investments held directly by DHCM	$189,914	$196,545
Total assets	295,155	325,728
Total liabilities	48,495	67,472
Redeemable noncontrolling interest	36,249	62,680
Shareholders equity	210,411	195,576
Book value per share	$60.21	$55.89

	Change in Assets Under Management
	For the Three Months Ended March 31,
(in millions)	2019	2018
AUM at beginning of the period	$19,108	$22,317
Net cash inflows (outflows)
proprietary funds	(309)	187
sub-advised funds	59	104
institutional accounts	(209)	(35)
	(459)	256
Net market appreciation (depreciation) and income	2,231	(644)
Increase (decrease) during the period	1,772	(388)
AUM at end of the period	$20,880	$21,929

About Diamond Hill:
We are an independent investment management firm with significant employee ownership and $20.9 billion in assets under management as of March 31, 2019.  We provide investment management services to institutions and individuals through mutual funds, institutional separate accounts, an exchange traded fund, and private investment funds.  Our entire investment team shares the same intrinsic value investment philosophy focused on absolute returns, and our interests are firmly aligned with our clients through significant investment in its strategies.  For more information visit www.diamond-hill.com.

Use of Supplemental Data as Non-GAAP Performance Measure
As supplemental information, we are providing performance measures that are based on methodologies other than U.S. generally accepted accounting principles (“non-GAAP”). We believe the non-GAAP measures below are useful measures of our core business activities, are important metrics in estimating the value of an asset management business and may enable more appropriate comparison to our peers. These non-GAAP measures should not be a substitute for financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) and may be calculated differently by other companies. The following schedule reconciles GAAP measures to non-GAAP measures for the three months ended March 31, 2019 and 2018, respectively.

	Three Months Ended March 31,
(in thousands, except percentages and per share data)	2019	2018
Total revenue	$32,579	$37,782

Net operating income, GAAP basis	$11,134	$18,204
Non-GAAP adjustment:
Gains (losses) on deferred compensation plan investments, net(1)	2,412	(515)
Net operating income, as adjusted, non-GAAP basis(2)	13,546	17,689
Non-GAAP adjustment:
Tax provision on net operating income, as adjusted, non-GAAP basis(3)	(3,484)	(3,923)
Net operating income, as adjusted, after tax, non-GAAP basis(4)	$10,062	$13,766

Net operating income, as adjusted after tax per diluted share, non-GAAP basis(5)	$2.88	$3.94
Diluted weighted average shares outstanding, GAAP basis	3,497	3,492

Operating profit margin, GAAP basis	34%	48%
Operating profit margin, as adjusted, non-GAAP basis(6)	42%	47%

(1) Gains (losses) on deferred compensation plan investments, net: The gain (loss) on deferred compensation plan investments, which increases (decreases) deferred compensation expense included in operating income, is removed from operating income in the calculation because it is offset by an equal amount in investment income (loss) below net operating income on the income statement, and thus has no impact on net income attributable to the Company.
(2) Net operating income, as adjusted: This non-GAAP measure represents the Company’s net operating income adjusted to exclude the impact on compensation expense of gains and losses on investments in the deferred compensation plan.
(3) Tax provision on net operating income, as adjusted: This non-GAAP measure represents the tax provision excluding the impact of investment related activity and is calculated by applying the unconsolidated effective tax rate to net operating income, as adjusted.
(4) Net operating income, as adjusted, after tax: This non-GAAP measure deducts from the net operating income, as adjusted, the tax provision on net operating income, as adjusted.
(5) Net operating income, as adjusted after tax per diluted share: This non-GAAP measure was calculated by dividing the net operating income, as adjusted after tax, by diluted weighted average shares outstanding.
(6) Operating profit margin, as adjusted: This non-GAAP measure was calculated by dividing the net operating income, as adjusted, by total revenue.

Our management does not promote that investors consider the above non-GAAP financial measures alone, or as a substitute for, financial information prepared in accordance with GAAP.

Throughout this press release, the Company may make forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, relating to such matters as anticipated operating results, prospects and levels of assets under management, technological developments, economic trends (including interest rates and market volatility), expected transactions and similar matters. The words "believe," "expect," "anticipate," "estimate," "should," "hope," "seek," "plan," "intend" and similar expressions identify forward-looking statements that speak only as of the date thereof. While we believe that the assumptions underlying our forward-looking statements are reasonable, investors are cautioned that any of the assumptions could prove to be inaccurate and, accordingly, our actual results and experiences could differ materially from the anticipated results or other expectations expressed in our forward-looking statements. Factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements we make in this Quarterly Report on Form 10-Q and in our press releases are discussed under "Item 1A. Risk Factors" and elsewhere in the 2018 Annual Report and include, but are not limited to: the adverse effect from a decline in the securities markets; a decline in the performance of our products; changes in interest rates; changes in national and local economic and political conditions, the continuing economic uncertainty in various parts of the world; changes in government policy and regulation, including monetary policy; changes in our ability to attract or retain key employees; unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations; and other risks identified from time-to-time in other public documents on file with the SEC.

325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215 614-255-3333 info@diamond-hill.com